Exhibit A

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Issuer during the past 60 days:

Account	Date of Transaction	Transaction Type (Option Grant)	Shares	Exercise Price
Michael Feinsod	1/21/2020	Option Grant	50,000	$0.67